Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between COLLEGIUM PHARMACEUTICAL, INC. (the “Company”) and VIKRAM KARNANI (the “Executive”).

WHEREAS, the Company desires to employ Executive on at at-will basis, and the Executive wishes to be employed by the Company on at-will basis, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and intending to be bound hereby, the parties agree as follows:

1. Duration of Agreement. This Agreement is effective on the commencement of Executive’s employment with the Company, which shall be November 12, 2024, unless another date is agreed to by the Executive and the Company, and has no specific expiration date. The Executive’s actual first day of employment with the Company is referred to herein as the “Start Date.” Unless terminated by agreement of the parties, this Agreement will govern Executive’s continued employment by the Company until that employment ceases.

2. Title; Duties. Executive will be employed as the Company’s President and Chief Executive Officer. Executive will devote his best efforts and substantially all of his business time and services to the Company and its affiliates to perform such duties as may be customarily incident to his position and as may reasonably be assigned to him from time to time. Executive shall report to the Company’s Board of Directors (the “Board”). Executive will have the authorities and duties commensurate with the position of chief executive officer and all employees shall report directly or indirectly to Executive. Upon the commencement of his employment hereunder, the Company shall cause Executive to be appointed to the Board, and thereafter shall renominate Executive to the Board while Executive serves as Chief Executive Officer. Executive will not, in any capacity, engage in other business activities or perform services for any other individual, firm or corporation without the prior written consent of the Board; provided, however, that without such consent, Executive may engage in charitable, non-profit and public service activities, so long as such activities do not in any respect interfere or conflict with Executive’s performance of his duties and obligations to the Company; provided further that Executive may serve on for-profit boards of directors (other than the Board) with the consent of the Board.

3. Place of Performance. Executive will primarily perform his services hereunder at the principal executive offices of the Company in Stoughton, Massachusetts; provided, however, that Executive may be required to travel from time to time as needed to fulfill job responsibilities or upon request by the Board. The Company will reimburse Executive for reasonable and agreed-upon expenses incurred by Executive for Executive’s business travel and lodging, including travel between Chicago, Illinois and Stoughton, Massachusetts until such time as Executive moves to Massachusetts. If Executive relocates to Massachusetts, the Company will reimburse Executive for reasonable and agreed-upon expenses (at normal and customary rates as determined in the Board’s good faith discretion) incurred in connection with Executive’s relocation. Executive’s travel agreed to pursuant to this Section 3 shall be at no less than business class levels.

4. Compensation and Indemnification.

4.1 Base Salary. Executive’s initial base salary will be paid at the rate of $875,000 per year, paid in accordance with the Company’s payroll practices as in effect from time to time. The Executive’s base salary may be subject to periodic review and adjustments, for increases (but not decreases), by the Board or the Compensation Committee of the Company’s Board of Directors (the “Committee”). The base salary in effect at any given time is referred to herein as the “Base Salary.”

4.2 Annual Bonuses.

4.2.1 For each fiscal year ending during Executive’s employment, Executive will be eligible to earn an annual bonus. The initial target amount of the annual bonus will be 75% of Executive’s Base Salary for the applicable fiscal year. Notwithstanding that Executive will be employed for only a portion of the 2024 fiscal year, Executive’s annual bonus for the 2024 fiscal year shall be payable at not less than the target amount of 75% of Executive’s annual Base Salary (and shall be pro-rated based on the number of days that Executive is employed by the Company in the 2024 fiscal year), subject to, except as otherwise provided in Section 5.1.1 and Section 5.3.1,

Executive’s continuous employment by the Company through the date the annual bonus for the 2024 fiscal year is paid, which will be when annual bonuses for the 2024 fiscal year are paid to other Company executives. The Executive’s target annual bonus may be subject to periodic review and adjustments by the Board or the Committee for increases (but not decreases unless mutually agreed by Executive). The target annual bonus in effect at any given time is referred to herein as “Target Bonus.” The actual bonus payable with respect to a particular year will be determined by the Committee, based on the achievement of corporate and/or individual performance objectives as determined by the Committee, in consultation with Executive; provided that, for the avoidance of doubt the final determination of such corporate and/or individual performance objectives shall be made by the Committee in its sole discretion. Except as otherwise provided in Section 5.1.1 and Section 5.3.1, Executive must be continuously employed by the Company through the date the bonus is paid in order to earn and receive the bonus. If earned, the bonus discussed in this paragraph will be paid during the calendar year immediately following the fiscal year to which the bonus relates but no later than March 15.

4.2.2 For purposes of determining any bonus payable to Executive, the measurement of corporate and individual performance will be performed by the Committee in good faith. From time to time, the Committee may, in its sole discretion exercised in good faith, make adjustments to corporate or individual performance goals, so that required departures from the Company’s operating budget, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other corporate transactions, and other factors influencing the achievement or calculation of such goals do not affect the operation of this provision in a manner inconsistent with its intended purposes.

4.3 Signing Bonus. The Company shall pay Executive a lump sum payment in the amount of $500,000 (the “Signing Bonus”) within thirty (30) days of the date Executive’s employment with the Company commences; provided that if Executive resigns without Good Reason or is terminated by the Company for Cause, in either case prior to the one year anniversary of the date Executive’s employment with the Company commences, then Executive shall repay the entire Signing Bonus to the Company within thirty (30) days of Executive’s last day of employment with the Company. For the avoidance of any doubt, (a) nothing in this paragraph regarding the Signing Bonus alters Executive’s status as an at-will employee and (b) no portion of the Signing Bonus shall be subject to repayment if Executive’s employment is terminated by the Company without Cause, Executive resigns with Good Reason, or if Executive’s employment terminates as a result of his death or Disability.

4.4 Employee Benefits. During Executive’s employment, Executive will be eligible to participate in all employee benefit plans and programs made available by the Company from time to time to executives of the Company generally, subject to applicable plan terms and policies. The Company periodically reviews its benefits, policies, benefits providers and practices and may terminate, alter or change them at its discretion from time to time, so long as Executive is treated consistently with other executives of the Company generally.

4.5 Equity Incentive Award. On the Start Date, the Company shall grant Executive equity awards with an aggregate value (with such value based on the Board’s customary valuation methodology for such award types) of $10,000,000, comprised of 25% stock options (the “Options”), 37.5% restricted stock units (the “RSUs”) and 37.5% performance share units (the “PSUs”). Subject to Executive’s continuous employment through each vesting date, except as expressly provided herein or in the applicable award agreement, the Options will vest and become exercisable as follows: (i) 25% on the first anniversary of the Start Date and (ii) the remainder will vest quarterly over the next three years beginning on the first quarter following the first (1st) anniversary of the Option vesting commencement date. The Options will have an exercise price equal to the fair market value of the Company’s Common Stock on the grant date. Subject to Executive’s continuous service through each vesting date, except as expressly provided herein or in the applicable award agreement, the RSUs will vest as follows: (i) 25% on the first anniversary of the Start Date, and (ii) the remainder will vest in three equal annual installments over the next three years beginning one year after the first (1st) anniversary of the RSU vesting commencement date. Subject to Executive’s continuous service through the vesting date, except as expressly provided herein or in the applicable award agreement, the PSUs will have a three-year performance period commencing January 1, 2025 and will vest based upon Compensation Committee determination of the satisfaction of relative total shareholder return performance criteria to be set by the Board or a committee of the Board at the time of grant (provided that such criteria shall be no less favorable than for other executives of the Company generally). Executive will not be eligible for annual equity grants made to executives in early 2025, but shall be eligible for annual equity award grants in each year thereafter during Executive’s employment, subject to the Board or a committee of the Board’s determination to grant annual equity awards to executives in such future years. Each of the Options, RSUs and PSUs will be (i) granted either as an inducement award that meets the requirements of Nasdaq Listing Rule 5635(c)(4) or under the Company’s Amended and Restated 2014 Stock Incentive Plan (or any successor provision or plan) (the “Plan”) and (ii) documented in a separate award agreement to be signed by Executive and the Company, which will contain additional terms and conditions (not inconsistent with this Section 4.5).

4.6 Reimbursement of Expenses. Executive will be reimbursed by the Company for all reasonable business expenses incurred by Executive in accordance with the Company’s customary expense reimbursement policies as in effect from time to time. Notwithstanding anything herein to the contrary, to the extent any expense, reimbursement or in-kind benefit provided to the Executive (including any reimbursements pursuant to Section 3 of this Agreement) constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive (including any reimbursements pursuant to Section 3 of this Agreement) must be incurred during the Executive’s term of employment; (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year; (iii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

5. Termination. Executive’s employment with the Company may be terminated by the Company or Executive at any time and for any reason. Upon any cessation of his employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 5. Unless otherwise requested by the Company, upon any cessation of his employment for any reason, Executive agrees to resign immediately from all officer and director positions he then holds with the Company and its affiliates, and agrees to reimburse the Company for all reasonable attorneys’ fees incurred in connection with the Company’s enforcement of Executive’s resignation obligation in the event of a dispute over this specific resignation obligation; provided, that this obligation shall not include attorneys’ fees related to any other dispute over Executive’s employment or compensation. Executive shall execute any documents in reasonable form as may be reasonably requested to confirm or effectuate any such resignations.

5.1 Termination without Cause or for Good Reason. If Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or a resignation by Executive for Good Reason (as defined below), Executive will be entitled to:

5.1.1 payment of any annual bonus otherwise payable (but for the cessation of Executive’s employment) with respect to a year ended prior to the cessation of Executive’s employment (the “Prior Year Bonus”);

5.1.2 continuation of Executive’s Base Salary for a period equal to eighteen (18) months, payable in accordance with the Company’s standard payroll practices;

5.1.3 payment equal to (i) Executive’s Target Bonus described in Section 4.2.1 multiplied by (ii) 1.5, paid in eighteen (18) substantially equal installments over an eighteen-month period and in accordance with the Company’s standard payroll practices;

5.1.4 accelerated vesting of any unvested restricted stock, stock options and other equity incentives awarded to Executive by the Company that are solely subject to time-based vesting criteria equal to what would have vested had Executive remained employed for eighteen (18) additional months, provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of such awards solely subject to time-based vesting criteria that would have vested had Executive remained employed for eighteen (18) additional months that would otherwise terminate or be forfeited on the cessation of Executive’s employment will be delayed until the earlier of (A) the effective date of the Release (at which time acceleration will occur), or (B) the date that the Release can no longer become fully effective (at which time the unvested portion will terminate or be forfeited);

5.1.5 accelerated vesting of any unvested restricted stock, stock options and other equity incentives awarded to Executive by the Company that are subject to performance-based vesting criteria equal to what would have vested in connection with any annual or cumulative performance vesting period that ends during the eighteen (18) month period immediately following such termination of Executive’s employment, such determination to be made by the Committee in its reasonable discretion; provided, however, that with respect to performance-based vesting awards that are based on total shareholder return, the determination of vesting shall be based on total shareholder return for the applicable performance period through the date of cessation of Executive’s employment; provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of such awards that are subject to performance-based vesting criteria that would have vested had Executive remained employed for eighteen (18) additional months that would otherwise terminate or be forfeited on the cessation of Executive’s employment will be delayed until the earlier of (A) the effective date of the Release (at which time acceleration will occur), or (B) the date that the Release can no longer become fully effective (at which time the unvested portion will terminate or be forfeited); and

5.1.6 waiver of the applicable premium otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents) for a period equal to eighteen (18) months.

Except as otherwise provided in this Section 5.1, and except for payment of all (i) accrued and unpaid Base Salary through the date of such cessation of employment, (ii) any expense reimbursements to be paid in accordance with Company policy and (iii) payments for any accrued but unused paid time off in accordance with the Company’s policies and applicable law, all compensation and benefits will cease at the time of such cessation and the Company will have no further liability or obligation by reason of such cessation. The payments and benefits described in this Section 5.1 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company.

Notwithstanding any provision of this Agreement, the payments and benefits described in Section 5.1 are conditioned on: (a) the Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of his cessation of employment (or such shorter period as set forth in the Release as defined below), of a separation agreement and release in a form reasonably prescribed by the Company (and that is delivered to Executive prior to or within five (5) days following the effective date of his cessation of employment) that shall not impose new restrictive covenants, but shall (i) include a general release of claims against the Company and its affiliates, (ii) include, subject to applicable law and disclosures permitted by Section 6.2 of this Agreement, the Executive’s obligation not to make disparaging statements about the Company or its products, services and affiliates, (iii) include, subject to applicable law and disclosures consistent with Section 6.2 of this Agreement, the Company’s obligation to direct its then-current directors and officers not to make disparaging statements about the Executive during such director’s or officer’s service or employment, as applicable, with the Company, (iv) include a provision providing for Executive’s reasonable litigation and regulatory cooperation and subject to reasonable reimbursements, (v) preserve the Restrictive Covenants (as defined below), including modifying the Restrictive Covenants as reasonably necessary for the purposes of enforceability under and compliance with applicable law, and (vi) not affect the Executive’s rights under any “employee benefit plan,” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. §1002(3), rights to indemnification or coverage under any then-current Company directors and officers liability insurance policy, rights to payments and benefits set forth in Section 5.1, Section 5.2 or Section 5.3 hereof, as applicable, rights to vested equity interests or rights that cannot be waived as a matter of applicable law (such separation agreement and release, the “Release”); and (b) the Executive’s continued compliance with the Restrictive Covenants (as defined below). Subject to Section 5.5, below, the benefits described in Section 5.1 will be paid or provided (or begin to be paid or provided) as soon as administratively practicable (or determinable in the case of the benefits described in Section 5.1.1, if later) after the Release becomes irrevocable, provided that if the 60-day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

5.2 Termination Following a Change in Control. If Executive’s employment by the Company ceases due to a termination by the Company without Cause or a resignation by Executive for Good Reason during the one (1) month period preceding a Change in Control through the end of the twelve (12) month period immediately following the occurrence of a Change in Control (as defined below), (i) all unvested restricted stock, stock options and other equity incentives awarded to Executive by the Company that are subject only to time-based vesting will become immediately and automatically fully vested and exercisable (as applicable), provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of such awards that are subject only to time-based vesting that would otherwise terminate or be forfeited on the cessation of Executive’s employment will be delayed until the earlier of (A) the effective date of the Release (at which time acceleration will occur), or (B) the date that the Release can no longer become fully effective (at which time the unvested portion will terminate or be forfeited); (ii) in lieu of the salary continuation described in Section 5.1.2, the Executive shall receive two (2) times his Base Salary, paid in a lump sum; (iii) in lieu of the bonus described in Section 5.1.3, the Executive shall receive two (2) times his Target Bonus payable in a lump sum; and (iv) the COBRA continuation period described in Section 5.1.6 will be twenty-four (24) months in lieu of eighteen (18) months (provided, however, that if such COBRA continuation period expires after eighteen (18) months under applicable law, the Company will instead pay to the Executive a taxable lump sum payment equal to six (6) months of the monthly COBRA premium then in effect). Any unvested restricted stock, stock options and other equity incentives awarded to Executive by the Company that are subject to performance-based vesting shall become vested, if at all, in accordance with the Plan and the applicable award agreement.

Any benefits received under this Section 5.2 shall be governed by the terms and conditions described in Section 5.1 above, including without limitation the requirement that Executive timely execute and not revoke a Release and comply with the Restrictive Covenants. In the event of Executive’s termination of employment pursuant to this Section 5.2 and prior to the Change in Control (x) payments under this Section 5.2 shall be reduced by any payments made previously under Section 5.1 hereof and (y) if necessary to comply with the provisions of Section 409A of the Code certain severance payments shall continue to be made in installments.

5.3 Termination Due to Death or Disability. If Executive’s employment by the Company ceases due to his death or Disability (as defined below), Executive will be entitled to:

5.3.1 the Prior Year Bonus;

5.3.2 an amount equal to the annual bonus that would have been paid to Executive for the fiscal year in which his employment terminates (had his employment not terminated), multiplied by a fraction equal to the number of days Executive worked through the date of termination of employment over 365, which amount shall be paid in the year following employment termination at the time annual bonuses are paid to the Company’s senior executives;

5.3.3 all unvested restricted stock, stock options and other equity incentives awarded to Executive by the Company shall become fully vested, provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of such awards that would otherwise terminate or be forfeited on the cessation of Executive’s employment will be delayed until the earlier of (A) the effective date of the Release (at which time acceleration will occur), or (B) the date that the Release can no longer become fully effective (at which time the unvested portion will terminate or be forfeited); and

5.3.4 waiver of the applicable premium otherwise payable for COBRA continuation coverage for Executive, if applicable (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents) for a period equal to twelve (12) months.

Except as otherwise provided in this Section 5.3, and except for payment of all (i) accrued and unpaid Base Salary through the date of such cessation, (ii) any expense reimbursements to be paid in accordance with Company policy, (iii) payments for any accrued but unused paid time off in accordance with the Company’s policies and applicable law, and (iv) any vested benefits under the Company’s benefit plans, all compensation and benefits will cease at the time of such cessation and the Company will have no further liability or obligation by reason of such cessation. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 5.3 are conditioned on Executive’s (or, in the case of his death, his estate’s) satisfaction of the Release requirements set forth in Section 5.1. and the Executive’s continued compliance with the Restrictive Covenants (as defined below). Subject to Section 5.5, below, the benefits described in Section 5.3 will be paid or provided (or begin to be paid or provided) as soon as administratively practicable (or determinable in the case of the benefits described in Section 5.3.1 and Section 5.3.2, if later) after the Release becomes irrevocable, provided that if the 60-day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

5.4 Other Terminations. If Executive’s employment with the Company ceases for any reason other than as described in Section 5.1, Section 5.2 or Section 5.3 above (including but not limited to termination (i) by the Company for Cause, or (ii) by Executive without Good Reason), then the Company’s obligation to Executive will be limited solely to (a) accrued and unpaid Base Salary through the date of such cessation of employment, (b) any expense reimbursements to be paid in accordance with Company policy, (c) payments for any accrued but unused paid time off in accordance with the Company’s policies and applicable law, and (d) any vested benefits under the Company’s benefit plans. All compensation and benefits will cease at the time of such cessation and, except as otherwise provided by COBRA or this Section 5.4, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

5.5 Compliance with Section 409A. If the termination giving rise to the payments described in Section 5.1, Section 5.2 or Section 5.3 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). To the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code to payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments will be deemed a separate payment. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

5.6 PPACA. Notwithstanding anything in this Agreement to the contrary, the waiver in respect of COBRA premiums pursuant to Section 5.1, Section 5.2 or Section 5.3 shall cease to the extent required to avoid adverse consequences to the Company under the Patient Protection and Affordable Care Act of 2010 and regulations thereunder.

5.7 Section 280G. If any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the aggregate amount of Payments that may be made to the Executive without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction. Any such reduction shall be made in the following order, in each case, in reverse chronological order and in a manner consistent with Section 409A: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced; provided that all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

5.8 Definitions. For purposes of this Agreement:

5.8.1 “Cause” means (a) indictment of or conviction of any felony or any crime involving dishonesty; (b) commission of any fraud against the Company; (c) intentional and material damage to any material property of the Company; (d) Executive’s material breach of any agreement with or duty owed to the Company or any of its affiliates (including, without limitation, Executive’s material breach of any of the Restrictive Covenants, as defined below); provided, that, the Company shall provide the Executive with written notice of any alleged Cause under this clause (d) and not less than fourteen (14) days to cure, if curable; or (e) refusal to perform the lawful, reasonable and material directives of the Board (other than due to Executive’s physical or mental infirmity); provided, that, the Company shall provide the Executive with written notice of any alleged Cause under this clause (e) and not less than fourteen (14) days to cure, if curable; provided however, and notwithstanding the foregoing, solely for purposes of Sections 6.1.1 and 6.1.2, “Cause” means a reasonable and good faith basis for the Company to be dissatisfied with Executive’s job performance, conduct or behavior. For purposes of this Section 5.8.1, poor performance alone shall not constitute Cause. Executive shall not be terminated for Cause as a result of any action or inaction taken at the direction of the Board or upon the advice of Company counsel.

5.8.2 “Change in Control” means the first to occur of any of the events described in Section 1(g) of the Plan.

5.8.3 “Disability” means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” will mean the Executive’s inability to perform his duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for 140 consecutive days or 180 days during any 12 month period (which 180 days need not be consecutive). Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

5.8.4 “Good Reason” means any of the following, without the Executive’s prior consent:

(a) a material diminution of the Executive’s title, position, duties or authority with the Company, reporting relationships or the assignment of duties and responsibilities inconsistent with Executive’s status at the Company; (b) the Company’s failure to nominate Executive to the Board; (c) a reduction in Base Salary or Target Bonus opportunity; (d) the relocation of the Executive’s primary place of employment to a location that is (i) more than 50 miles from the location of the Executive’s permanent primary place of employment prior to such relocation and (ii) more than 50 miles from the location of the Executive’s residence; or (e) a material breach by the Company of this Agreement. However, none of the foregoing events or conditions will constitute Good Reason unless the Executive provides the Company with written objection to the event or condition within 30 days following the Executive’s knowledge of the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Executive resigns Executive’s employment within 30 days following the expiration of that cure period.

6. Restrictive Covenants. To induce the Company to enter into this Agreement and in recognition of the compensation to be paid to the Executive pursuant to Sections 4 and 5 of this Agreement, the Executive agrees to be bound by the provisions of this Section 6 (the “Restrictive Covenants”). These Restrictive Covenants will apply without regard to whether any termination or cessation of the Executive’s employment is initiated by the Company or the Executive, and without regard to the reason for that termination or cessation.

6.1 Covenant Not To Compete. The Executive covenants that, the Executive will not (except in his capacity as an employee or director of the Company) do any of the following, directly or indirectly:

6.1.1 during the Restricted Period (as defined below), engage or participate in any Competing Business (as defined below) wherever the Company or its subsidiaries do business, do or plan to do business or sell or market their products or services;

6.1.2 during the Restricted Period, become engaged by or invested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in a Competing Business. Notwithstanding the foregoing, the Executive may hold up to 1% of the outstanding securities of any class of any publicly-traded securities of any company and may passively hold up to 1% of the outstanding securities of any class of any other entity;

6.1.3 during the Restricted Period, influence or attempt to influence any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company or any of its subsidiaries; or

6.1.4 during the Restricted Period, solicit for employment or retention as an independent contractor (or arrange to have any other person or entity solicit for employment or retention) any person employed or retained by the Company or any of its subsidiaries.

Executive acknowledges that the consideration described in Sections 4 and 5 constitutes mutually-agreed upon consideration with respect to the covenants set forth in Sections 6.1.1 and 6.1.2 for purposes of Section 24L(b)(vii) of Chapter 149 of the Massachusetts General Laws. In addition, Executive acknowledges that he shall be subject to the post-employment Restricted Period of Sections 6.1.1 and 6.1.2 if Executive resigns or if the Executive is terminated by the Company for Cause. Further, Executive acknowledges that this Agreement (with the Restrictive Covenants) is the Company’s formal offer of employment to Executive, and that Executive received this Agreement (with the Restrictive Covenants) at least ten (10) business days prior to the commencement of employment with the Company and had at least fourteen (14) calendar days to consider the terms of the Agreement (with Restrictive Covenants) prior to signing it.

6.2 Confidentiality. The Executive recognizes and acknowledges that the Proprietary Information (as defined below) is a valuable, special and unique asset of the business of the Company and its affiliates. As a result, both during the term of the Executive’s employment and thereafter, the Executive will not, without the prior written consent of the Company, for any reason divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company and its affiliates, any Proprietary Information. Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from, with or without notice to the Company, (a) initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to (including without limitation good faith allegations of unlawful employment practices or criminal conduct), or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission (“SEC”), Congress, and any agency Inspector General (collectively, the “Regulators”), (b) making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, (c) sharing compensation information concerning Executive or others (provided that this does not permit Executive to disclose compensation information concerning others that Executive obtains because Executive’s job responsibilities require or allow access to such information) or sharing Executive’s Restrictive Covenant obligations with any potential subsequent employer or business partner, (d) requesting or receiving confidential legal advice, or (e) making truthful statements or disclosures required by law, regulation, subpoena, court order or other legal process. In connection with any such activity, and to the extent legally permitted, the Executive must identify any information that is confidential and ask the Regulator for confidential treatment of such information. Despite the foregoing, Executive is not permitted to reveal to any third party, including any governmental, law enforcement, or regulatory authority, information employee came to learn during the course of the Executive’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). The Company and its affiliates do not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Further, Executive understands that the Company will not limit Executive’s right to seek or receive an award pursuant to whistleblower provisions of any applicable law or regulation for providing information to the SEC or other Regulator. Notwithstanding any other provisions of this Agreement, pursuant to 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the Company’s or its affiliate’s trade secret that is made: (a) confidentially to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose a trade secret to the Executive’s attorney and use the trade secret information in related court proceedings, provided that Executive files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order.

6.3 Property of the Company.

6.3.1 Proprietary Information. All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company and its affiliates. The Executive will not remove from the Company’s or its affiliates’ offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company or its affiliates unless necessary or appropriate in the performance of his duties to the Company and its affiliates. If the Executive removes such materials or property in the performance of his duties, he will return such materials or property promptly after the removal has served its purpose. The Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to satisfy contractual obligations of the Company or its affiliates, to perform his duties on behalf of the Company and its affiliates or pursuant to the exceptions set forth in Section 6.2. Upon termination of the Executive’s employment with the Company, he will leave with the Company and its affiliates or promptly return to the Company and its affiliates all originals and copies of such materials or property then in his possession; provided, that, Executive shall be permitted to retain Executive’s personal contacts, personal calendars, personal correspondence and any information or documents reasonably necessary for the preparation of his tax returns.

6.3.2 Intellectual Property. The Executive agrees that all the Intellectual Property (as defined below) will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company and its affiliates. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, the Executive retains any interest in the Intellectual Property, the Executive hereby irrevocably assigns and transfers to the Company and its affiliates any and all right, title, or interest that the Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company and its affiliates will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property. The Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company, at the Company’s sole expense, to perfect, maintain or otherwise protect its rights in the Intellectual Property. If the Company or its affiliates, as applicable, are unable after reasonable efforts to secure the Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of the Executive’s incapacity or any other reason whatsoever, the Executive hereby designates and appoints the Company, the appropriate affiliate, or their respective designee as the Executive’s agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s or its affiliates’ rights in the Intellectual Property. The Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable. To the extent this Section 6.3.2 is required to be construed in accordance with Illinois law, Executive understands that the Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company.

6.4 Definitions. For purposes of this Agreement:

6.4.1 “Competing Business” means any person, firm, corporation, partnership, association or other entity engaged in marketing, distributing or selling, directly or indirectly, a pharmaceutical product that directly competes with a product developed, manufactured, marketed, distributed or sold by the Company within the two years prior to the last day of the Executive’s employment. A division, subsidiary or similar business unit of an entity that does not engage in the business activities described in this definition will not be considered a Competing Business even if another separate division, subsidiary or similar business unit of such entity does engage in such activities.

6.4.2 “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or (i) similar intangible personal property which have been or are developed or created in whole or in part by the Executive (1) at any time and at any place while the Executive is employed by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Company or its affiliates, or (2) as a result of tasks assigned to the Executive by the Company or its affiliates.

6.4.3 “Proprietary Information” means any and all proprietary information developed or acquired by the Company or any of its subsidiaries or affiliates that has not been specifically authorized to be disclosed. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all intellectual property and proprietary rights of the Company (including, without limitation, the Intellectual Property), (b) computer codes and instructions, processing systems and techniques, inputs and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective suppliers, (h) the terms of contracts and agreements with, the needs and requirements of, and the Company’s or its affiliates’ course of dealing with, actual or prospective suppliers, (i) personnel information, (j) customer and vendor credit information, and (k) information received from third parties subject to obligations of non-disclosure or non-use. Failure by the Company or its affiliates to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information. Proprietary Information shall not include (i) information that is or becomes publicly available (other than as a result of a breach of this Agreement by Executive), and (ii) information that is generally available in the Company’s industry through no fault of Executive.

6.4.4. “Restricted Period” means (a) as used in Sections 6.1.1 and 6.1.2, during Executive’s employment by the Company and for a period of twelve (12) months following immediately thereafter, and (b) as used in Sections 6.1.3 and 6.1.4, during Executive’s employment by the Company and for a period of eighteen (18) months following immediately thereafter.

6.5 Acknowledgements. The Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position the Executive holds within the Company, and that the Company would not enter into this Agreement or otherwise employ the Executive unless the Executive agrees to be bound by the Restrictive Covenants set forth in this Section 6.

6.6 Remedies and Enforcement Upon Breach.

6.6.1 Specific Enforcement. The Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants may cause continuing and irreparable injury to the Company or its affiliates for which monetary damages may not be an adequate remedy. The Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach or threatened breach by the Executive of any of the Restrictive Covenants, the Company or its affiliates, as applicable, shall be entitled to seek injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company and its affiliates.

6.6.2 Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

6.6.3 Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company and its affiliates to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.

6.6.4 Disclosure of Restrictive Covenants. Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that Executive may work for during Executive’s employment by the Company and for a period of eighteen (18) months following immediately thereafter.

6.6.5 Extension of Restricted Period. If Executive breaches any provision of Section 6.1 in any respect, the restrictions contained in that section with respect to the provision so breached will be extended for a period equal to the period that Executive was in breach, so long as the Company takes reasonably prompt action to enforce such restrictions upon becoming aware of such breach.

7. Miscellaneous.

7.1 Right to Consult Counsel. Executive understands and acknowledges that Executive has the right to consult with counsel prior to signing this Agreement. Executive further represents that Executive is signing this Agreement freely and voluntarily in exchange for the benefits provided herein. The Company shall reimburse Executive for the reasonable legal fees incurred by Executive in the review of this Agreement and any ancillary agreements, in an amount up to a cap of $10,000.00.

7.2 Indemnification. The Company agrees to maintain directors’ and officers’ liability insurance policies in accordance with applicable law, under which Executive shall be covered, at levels no less favorable than other directors and officers are covered.

7.3 Other Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party (including, without limitation, any non-competition or other restrictive covenants agreement) that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of his duties under this Agreement.

7.4 Successors and Assigns. The Company may assign this Agreement to any successor to its assets and business by means of liquidation, dissolution, sale of assets or otherwise. The duties of Executive hereunder are personal to Executive and may not be assigned by him.

7.5 Governing Law and Enforcement. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of laws. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the Commonwealth of Massachusetts, and Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum. Notwithstanding the foregoing, any action that is commenced by either party to resolve any matter arising under Section 6.1 of this Agreement, shall be commenced only in the Massachusetts Superior Court located in Suffolk County, Massachusetts and the parties each consent to the jurisdiction of such court.

7.6 Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

7.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

7.8 Survival. This Agreement will survive the cessation of Executive’s employment to the extent necessary to fulfill the purposes and intent of the Agreement.

7.9 Notices. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested or (c) sent by telecopier or electronic mail (read receipt requested). Any notice or communication to Executive will be sent to the address contained in his personnel file. Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of its Chief Financial Officer. Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

7.10 Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject matter (including, without limitation, any term sheet or offer letter whether binding or non-binding). Executive acknowledges and agrees that this Agreement and certain payments hereunder may be subject to (i) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time (the “Clawback Policy”); and (ii) applicable law. Executive shall receive an opportunity to review the Clawback Policy, if any, and agrees to take all required action to enable the enforcement of the Clawback Policy. For the avoidance of doubt, any action by the Company to recoup any compensation under the Clawback Policy shall not be deemed to give rise to “Good Reason” hereunder. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

7.11 Withholding. All payments (or transfers of property) to Executive will be subject to tax withholdings to the extent required by applicable law and other required or permitted deductions.

7.12 Other Terms. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) the Executive’s satisfactory completion of reference and background checks, if so requested by the Company, and (ii) the Executive’s submission of satisfactory proof of the Executive’s legal authorization to work in the United States.

7.13 Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

7.14 Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature or electronic signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, on the date(s) indicated below.

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Michael Heffernan
Name:	Michael Heffernan
Title:	Interim President and Chief Executive Officer and Chairman of the Board of Directors
Date:	November 12, 2024

VIKRAM KARNANI

/s/ Vikram Karnani
Date:	November 12, 2024